Exhibit 5.1

O’Melveny & Myers LLP	T: +1 949 823 6900	File Number: 0241090-00016
610 Newport Center Drive	F: +1 949 823 6994
17th Floor	omm.com
Newport Beach, CA 92660-6429

May 1, 2026

Eledon Pharmaceuticals, Inc.

19800 MacArthur Blvd., Suite 250

Irvine, California 92612

Re:	Registration Statement on Form S-3 and At-the-Market Offering of up to $75,000,000 of Shares of Common Stock of Eledon Pharmaceuticals, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Eledon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale from time to time by the Company, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, of up to $500 million in aggregate offering price of the following securities: (i) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”); (ii) shares of the Company’s preferred stock, par value $0.001 per share (the “Preferred Stock”), in one or more series; (iii) senior or subordinated debt securities of the Company, in one or more series (the “Debt Securities”), to be issued pursuant to an indenture (the “Base Indenture”) to be entered into between the Company and a trustee to be named in such indenture (the “Trustee”), in the forms attached as Exhibit 4.12 and 4.13 to the Registration Statement, and any supplements or officer’s certificates thereto establishing the terms of each series of Debt Securities (the “Supplemental Indenture Documents”); (iv) warrants to purchase Common Stock, Preferred Stock, or Debt Securities (individually or collectively, the “Warrants”), which may be issued pursuant to a warrant agreement (the “Warrant Agreement”) between the Company and a warrant agent to be appointed prior to the issuance of Warrants; and (v) units consisting of any combination of Common Stock, Preferred Stock, Debt Securities and/or Warrants (the “Units”) to be issued pursuant to a unit agreement (the “Unit Agreement”) between the Company and a unit agent to be appointed prior to the issuance of Units. The Common Stock, Preferred Stock, Debt Securities, Warrants and Units are collectively referred to herein as the “Securities”.

We have also acted as special counsel to the Company in connection with the offer and sale from time to time by the Company of shares of the Common Stock having an aggregate offering price of up to $75,000,000 (the “ATM Shares”), under a prospectus filed with the Registration Statement (the “ATM Prospectus”), pursuant to the Open Market Sale Agreement, dated September 20, 2024, by and between the Company and Guggenheim Securities, LLC (the “Sales Agreement”).

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including, among other things, the following:

(i) the Registration Statement;

Austin • Century City • Dallas • Houston • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

(ii)	the ATM Prospectus;

(iii)	the Sales Agreement;

(iv)	the form of indentures filed as Exhibits 4.12 and 4.13 to the Registration Statement;

(v)	the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended through the date hereof (together, the “Organizational Documents”); and

(vi)

originals or copies of actions by written consent of the Board of Directors of the Company relating to the registration of the Securities and the offer and sale of the ATM Shares under the ATM Prospectus.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have also assumed that New York law will be chosen to govern the Warrant Agreement and the Unit Agreement and that such choice is a valid and legal provision. To the extent the obligations of the Company depend on the enforceability of any agreement against any other parties thereto, we have assumed that such agreement is enforceable against such other parties.

With respect to the ATM Shares, we have assumed that the ATM Shares, when issued, will be issued in accordance with and not in violation of any terms and conditions established by the Board of Directors or any committee thereof in the resolutions adopted by the Board of Directors or any such committee thereof with respect to the issuance of the ATM Shares (such approvals are referred to hereinafter as the “Corporate Approvals”).

We have also assumed that, at or prior to the time of delivery of any Security: (i) the Registration Statement has been declared effective by the Commission and such effectiveness has not been terminated or rescinded; (ii) a prospectus supplement describing each class or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Commission, will be timely filed with the Commission; (iii) the Company is and will continue to be validly existing and in good standing under the laws of Delaware, with corporate power and authority to enter into the Base Indenture, Supplemental Indenture Documents, Warrant Agreement or Unit Agreement to which it is or may be a party and to perform its obligations thereunder; (iv) the definitive terms of the issuance and sale of each class or series of Securities will have been duly established in accordance with the applicable authorizing resolutions of the Board of Directors of the Company (or an authorized committee thereof) and in conformity with the Organizational Documents and applicable law (including (A) the requisite number of shares of Common Stock or Preferred Stock, including Common Stock or Preferred Stock which may be issued upon exercise or conversion of any such Securities exercisable or convertible for Common Stock or Preferred Stock, will have been reserved for issuance, in each case, within the limits of the then remaining authorized but unissued and unreserved amount of such Common Stock or Preferred Stock, as provided in the Certificate of Incorporation, and (B) the execution (in the case of certificated Securities), delivery and performance of the Securities and any related documentation referred to in paragraphs 3 through 7 below shall have been duly completed and shall remain in full force and effect); (v) in the case of Debt Securities, the relevant trustee shall have been qualified under the Trust Indenture Act of 1939, as amended (the “TIA”), a Statement of Eligibility of the Trustee on Form T-1 shall have been properly filed with the Commission and the relevant Base Indenture shall have been duly executed and delivered by the Company and all other parties thereto and duly qualified under the TIA; (vi) there has not occurred any change in law or further action by the Board of Directors of the Company (or an authorized committee thereof) affecting the validity or enforceability of such Security; and (vii) all Securities will be issued and sold in the manner contemplated by the Registration Statement and any applicable prospectus supplement. We have also assumed that none of the terms of any Security to be established after the date hereof, nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security will violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

On the basis of such examination, our reliance upon the assumptions in this letter and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this letter, we are of the opinion that:

1. The Company is a corporation validly existing in good standing under the laws of the State of Delaware, with corporate power to own its properties and assets and to conduct its business as described in the Registration Statement and ATM Prospectus.

2. With respect to the ATM Shares, the issuance of the ATM Shares has been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the ATM Shares in accordance with the Sales Agreement, one or more Issuance Notices (as defined in the Sales Agreement) or any other written agreement entered into pursuant to the terms of the Sales Agreement, and the Corporate Approvals, the ATM Shares will be validly issued, fully paid and non-assessable.

3. With respect to an issuance of shares of Common Stock (other than the ATM Shares), when an issuance of Common Stock has been duly authorized by all necessary corporate action of the Company, and upon payment for and delivery of the Common Stock in an amount not less than the par value thereof and in the manner contemplated by the Registration Statement and/or the prospectus and applicable prospectus supplement(s) and by such corporate action, such shares of Common Stock will be validly issued , fully paid and non-assessable.

4. When a series of Preferred Stock has been duly established in accordance with the terms of the Company’s Organizational Documents, as may be duly amended, modified or replaced, and authorized by all necessary corporate action of the Company, and upon payment for and delivery of the Preferred Stock in an amount not less than the par value thereof and in the manner contemplated by the Registration Statement and/or the prospectus and applicable prospectus supplement(s) and by such corporate action, such shares of such series of Preferred Stock will be validly issued, fully paid and non-assessable.

5. With respect to any series of Debt Securities offered under the Registration Statement (the “Offered Debt Securities”) when (i) the specific terms of the particular Offered Debt Securities have been duly established in accordance with the Base Indenture and applicable Supplemental Indenture Documents, (ii) the applicable Supplemental Indenture Documents to be entered into in connection with the issuance of any Offered Debt Securities have been duly authorized, executed and delivered by the Trustee and the Company and (iii) the Offered Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the terms of the Base Indenture, as amended by the applicable Supplemental Indenture Documents, and the applicable underwriting or other agreement against payment therefor, such Offered Debt Securities will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law (collectively, the “Enforceability Exceptions”). We express no opinion as to the validity, legally binding effect or enforceability of the provisions relating to disclaimers, waivers, releases, indemnities, hold harmless provisions, exculpations, provisions for contribution and liquidated damages, and other provisions, however expressed, altering or eliminating the rights, liabilities or remedies a party otherwise would have, nor any provision having the effect of modifying the statute of limitations (collectively, the “Risk-Allocation Provisions”).

6. With respect to any Warrants offered under the Registration Statement (the “Offered Warrants”), when (i) the Common Stock, Preferred Stock or Debt Securities relating to such Offered Warrants have been duly authorized for issuance, (ii) any applicable Warrant Agreement has been duly authorized, executed and delivered by each party thereto and (iii) the Offered Warrants have been duly authorized, executed, issued and delivered in accordance with the terms of any applicable Warrant Agreement and the applicable underwriting or other agreement against payment therefor, such Offered Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by the Enforceability Exceptions; provided that we express no opinion as to the Risk-Allocation Provisions.

7. With respect to any Units offered under the Registration Statement (the “Offered Units”), when (i) the Common Stock, Preferred Stock, Debt Securities or Warrants, as applicable, relating to such Offered Units have been duly authorized for issuance, (ii) the applicable Unit Agreement has been duly authorized, executed and delivered by each party thereto and (iii) the Offered Units have been duly authorized, executed, issued and delivered in accordance with the terms of the applicable Unit Agreement and the applicable underwriting or other agreement against payment therefor, such Offered Units will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by the Enforceability Exceptions; provided that we express no opinion as to the Risk-Allocation Provisions.

The law covered by this letter is limited to the present law of the State of New York and the current General Corporation Law of the State of Delaware. The law covered in paragraphs 5, 6 and 7 of this letter as to the enforceability of the Offered Debt Securities, the Offered Warrants and the Offered Units is limited to the present law of the State of New York. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the base prospectus included in the Registration Statement, the ATM Prospectus or any applicable prospectus supplement, other than as expressly stated herein with respect to the Securities and ATM Shares. This letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this letter to reflect any facts or circumstances that arise after the date hereof and come to our attention or any future changes in laws.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the base prospectus and the ATM Prospectus constituting part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

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